Exhibit 10.1

AGREEMENT, dated as of June 27, 2014 (the “Agreement”), by and between BIORESTORATIVE THERAPIES, INC., a Nevada corporation (the “Company”), and JOEL SAN ANTONIO (“San Antonio”).

RECITALS

WHEREAS, San Antonio serves as a director of the Company and one or more of the Company’s subsidiaries.

WHEREAS, the Company and San Antonio desire that San Antonio’s directorship with the Company and the Company’s subsidiaries cease upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, upon the agreements and covenants set forth herein, the parties hereto agree as follows:

1.           RESIGNATION; DIRECTOR SERVICES AMOUNT.

1.1           San Antonio hereby resigns as a director of the Company (including as a member of each committee of the Board of Directors of the Company) and each of the Company’s subsidiaries, including Stem Cell Cayman Ltd., effective immediately.

1.2           Subject to the terms and conditions of this Agreement, in consideration of director services performed to date, the Company agrees (a) to pay to San Antonio the aggregate amount of eighty thousand dollars ($80,000) (the “Director Services Amount”) payable as follows: (i) thirty thousand dollars ($30,000) concurrently with the execution hereof and (ii) the balance in six (6) equal monthly installments of eight thousand three hundred thirty-three dollars and thirty-three cents ($8,333.33) payable on the last day of each calendar month commencing on July 31, 2014 and (b) that all outstanding options granted to San Antonio which are not exercisable as of the date hereof shall become exercisable on the earlier of (i) the date on which such options are scheduled to become exercisable or (ii) December 31, 2014, and all outstanding options shall remain exercisable until their respective expiration dates notwithstanding San Antonio’s resignation as a director. In the event that any Director Services Amount payment is not made when due and such failure continues unremedied for a period of fifteen (15) days following the due date, then San Antonio shall be entitled to receive interest at the rate of eight percent (8%) per annum on the late payment until paid.

1.3           The amount to be paid and the rights granted to San Antonio pursuant to Section 1.2 hereof shall constitute the sole and exclusive right and remedy of San Antonio, and San Antonio shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise, including accrued and unpaid director fees, reimbursement of expenses, issuance of shares, grants of options or otherwise.

1.4           San Antonio’s resignation is not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

2.           RELEASE.

2.1           The consideration set forth herein is in full and complete satisfaction of all claims whatsoever. San Antonio hereby releases, waives, and forever discharges any and all claims of any kind against the Company and each and every of its subsidiaries, affiliates, divisions, parents, and respective predecessors, successors and assigns and their respective directors, officers, representatives, shareholders, members, managers, agents, employees, consultants and independent contractors, past, present and future, arising from San Antonio’s service as a director and/or resignation, or from any other matter whatsoever up to and including the date of this Agreement, whether known or unknown, that he may have or had, whether imposed by express or implied contract, tort, common law, equity, public policy, statute, executive order or law, or any other duty obligation of any kind or description.

2.2           This Agreement has been executed freely, knowingly and voluntarily by San Antonio without duress, coercion, or undue influence, with a full understanding of its terms. San Antonio acknowledges and agrees that, prior to executing this Agreement, he has been provided with sufficient time in which to consider this Agreement and that, in deciding to execute this Agreement, he has relied on his own judgment and further acknowledges that he is fully aware of its contents and of its legal effect.

2.3           The terms and conditions of this Agreement have been fully explained to San Antonio and he has entered into this Agreement with the assistance and advice of counsel.

2.4           The Company hereby releases, waives, and forever discharges any and all claims of any kind against San Antonio, arising from San Antonio’s service as a director, or from any other matter whatsoever up to and including the date of this Agreement, whether known or unknown, that it may have or had, whether imposed by express or implied contract, tort, common law, equity, public policy, statute, executive order or law, or any other duty obligation of any kind or description.

2.5           This Agreement has been executed freely, knowingly and voluntarily by the Company without duress, coercion, or undue influence, with a full understanding of its terms. The Company acknowledges and agrees that, prior to executing this Agreement, it has been provided with sufficient time in which to consider this Agreement and that, in deciding to execute this Agreement, it has relied on its own judgment and further acknowledges that it is fully aware of its contents and of its legal effect.

2.6           The terms and conditions of this Agreement have been fully explained to the Company and it has entered into this Agreement with the assistance and advice of counsel.

3.           RESTRICTIVE COVENANTS. In consideration of the Company’s covenants set forth in Section 1.2, and in order to induce the Company to execute this Agreement, San Antonio agrees as set forth below. For purposes of this Section 3, the term “Company” shall include the Company and each and every of its subsidiaries, affiliates, divisions, parents, and respective predecessors, successors and assigns and their respective directors, officers, representatives, shareholders, members, managers, agents, employees, consultants and independent contractors, past, present and future.

3.1           (a)           San Antonio agrees that he will not in any way disparage the Company or any of its officers or directors, or make or solicit any comments, statements or the like, that may be considered to be derogatory or detrimental to the good name or business reputation of the Company or any of its officers or directors. San Antonio similarly agrees not to otherwise take or condone any action that is intended, or would reasonably be expected, to harm the Company, to impair the reputation of the Company or any of its officers or directors, or to lead to unwanted or unfavorable publicity to the Company or any of its officers or directors.

(b)           The Company agrees that it will not in any way disparage San Antonio, or make or solicit any comments, statements or the like, that may be considered to be derogatory or detrimental to the good name or business reputation of San Antonio. The Company similarly agrees not to otherwise take or condone any action that is intended, or would reasonably be expected, to harm San Antonio, to impair San Antonio’s reputation, or to lead to unwanted or unfavorable publicity to San Antonio.

3.2           (a)           From and after the date hereof, San Antonio will treat and hold in confidence and not disclose any and all Confidential Information (as hereinafter defined) and refrain from using any of the Confidential Information, and shall deliver promptly to the Company or destroy, at the written request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that San Antonio is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, he will notify the Company promptly of the request or requirement so that the Company may seek a protective order.

(b)           For purposes hereof, the term “Confidential Information” shall mean (i) the terms and provisions of this Agreement, (ii) all information given to San Antonio, directly or indirectly, by the Company, whether discussed or handed out at a Board of Directors or committee meeting, or circulated to directors in advance of, or following, a meeting, (iii) all information otherwise obtained by San Antonio in his capacity as a director, (iv) all information relating to the Company otherwise obtained by San Antonio during the course of his service as a director and (v) all other confidential or proprietary information and trade secrets of the Company including, without limitation, all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, forms, concepts, sales presentations, marketing programs, marketing strategy, business practices, bidding information, methods of operation, trademarks, patents, patent applications, other intellectual property rights, licenses, software and other technical information, customer leads, supplier lists, supplier leads, contract proposals, documents identifying past, present and future customers, hiring and training methods, personnel records, investment policies, pricing and cost information, financial and other confidential and proprietary information concerning the Company’s operations and expansion plans, other trade secrets, any analyses, compilations or reports with regard to the foregoing, and all other information relating to the Company, whether such information is in written form or on magnetic tape, floppy disks, cd-roms or other means of storing electronic data. Confidential Information shall not include any information (i) which has been publicly disclosed by means other than by a breach of a confidentiality agreement, (ii) which is subsequently disclosed by any third party not in breach of a confidentiality agreement or obligation, or (iii) that is authorized in writing by the Company to be disclosed or released by San Antonio.

3.3           (a)           The parties recognize that, because of the nature of the subject matter of this Section 3, it would be impracticable and extremely difficult to determine actual damages to the Company in the event of a breach or threatened breach of any provision hereof by San Antonio. Accordingly, in such event, the Company shall have the following rights and remedies:

(i)           the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, by way of injunctive relief or otherwise, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, that money damages will not provide an adequate remedy to the Company and that the Company shall not be required to post any bond or other security in connection therewith;

(ii)           the right and remedy to require San Antonio to account for and pay over to the Company all monies and other consideration derived or received by San Antonio as the result of any transactions constituting a breach of any of the provisions of this Section 3, and San Antonio hereby agrees to account for and pay over such monies and other consideration to the Company; and

(iii)           the right to recover reasonable attorneys’ fees and costs and expenses incurred in any action or proceeding in which it seeks to enforce its rights hereunder.

(b)           The Company agrees that, in the event of a breach of the provisions of Section 3.1(b) hereof, San Antonio shall have the right to recover reasonable attorneys’ and costs and expenses incurred in any action or proceeding in which he seeks to enforce his rights with regard thereto.

3.4           Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the parties under law or in equity.

3.5           San Antonio shall not, without the prior written consent of the Company, sell, transfer or otherwise dispose of, directly or indirectly, any securities of the Company during the 180 day period following the consummation of any public or private offering of the Company’s securities, or other Company financing, in each case that is either underwritten or for which the Company utilizes a placement agent, or for such longer period of time as any of the Company’s officers and/or directors so agree. The underwriters, placement agents and/or subscribers in connection with such offering or financing are intended third-party beneficiaries of this Section 3.5 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party to this Agreement. San Antonio shall execute such agreements as may be reasonably requested by the underwriters, placement agents and/or subscribers in connection with such offering or financing that are consistent with this Section 3.5 or that are necessary to give further effect thereto.

3.6           San Antonio agrees that, from and after the date hereof, he shall not, directly or indirectly, sell, transfer or otherwise dispose of (a) more than ten thousand (10,000) shares of Common Stock of the Company on any particular day and/or (b) more than two hundred fifty thousand (250,000) shares of Common Stock of the Company during any three (3) calendar month period (in each case subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations and the like). The foregoing restriction is in addition to any volume limitations provided for under applicable law. Concurrently with the execution of this Agreement, San Antonio is delivering to the Company the certificates representing all shares of stock owned, directly or indirectly, by him so that a legend may be placed on such certificates with respect to the foregoing restrictions. San Antonio acknowledges and agrees that a legend with regard to the foregoing restrictions shall be placed on any certificates for shares hereafter issued to him. The foregoing shall not be deemed to limit the provisions of Section 3.5.

3.7           The restrictive covenants contained in this Agreement are material elements of the consideration to be paid by the Company under this Agreement and are reasonable and properly required for the adequate protection of the Company.

3.8           San Antonio understands that, in the event of any violation of the covenants set forth in this Section 3, the Company’s obligation to pay the Director Services Amount shall terminate and be of no further force or effect, San Antonio shall be obligated to reimburse the Company for all Director Services Amounts paid and the outstanding options held by San Antonio shall terminate and be of no further force or effect.

4.           COOPERATION. San Antonio agrees to provide reasonable support and cooperation to the Company, including litigation support, concerning any business matter of which he has knowledge by virtue of his service as a director of the Company prior to the date hereof.

5.           AFFIRMATIONS. San Antonio affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum.

6.           RETURN OF PROPERTY. San Antonio certifies that he has returned all Company property in his possession.

7.           CHOICE OF LAW; JURISDICTION; WAIVER OF TRIAL BY JURY. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding choice of law principles thereof. The Company and San Antonio hereby irrevocably consent and submit to the exclusive jurisdiction of any federal or state court located within Nassau or Suffolk County, New York over any dispute arising out of or relating to this Agreement and each party hereby irrevocably agrees that all claims in respect of such dispute or any legal action related thereto may be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that such party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. In connection with any controversy arising out of or relating to the Agreement, each of the Company and San Antonio irrevocably (a) consents to service of process out of the aforementioned courts, (b) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT IT OR HE MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS, (c) agrees that service of process in any such action may, to the fullest extent permitted by applicable law, be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its or his address as provided in Section 11, and (d) agrees that nothing in the Agreement shall affect the right to effect service of process in any other manner permitted by applicable law.

8.           ENTIRE AGREEMENT. This Agreement contains the full and complete understanding and agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior or contemporaneous written or oral understandings or agreements with respect to the subject matter hereof. No modification of this Agreement shall be binding unless made in writing and signed by the party sought to be charged.

9.           BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns and legal representatives.

10.           WAIVER; SEVERABILITY. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision of this Agreement, or part thereof, shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

11.           NOTICES; DELIVERIES. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, or overnight mail or courier as follows:

If to the Company:

555 Heritage Drive

Jupiter, Florida 33458

Attn: Chief Executive Officer

with a copy to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, New York 11554

Attention: Fred Skolnik, Esq.

If to San Antonio, at:

12 Joshua Slocum Dock

Dolphin Cove, Connecticut 06902

with a copy to:

David May, Esq.

4102 Mockingbird

Colleyville, Texas 76034

or such other address as shall be furnished in writing by either party, and any notice, delivery or communication given pursuant to the provisions hereof shall be deemed to have been given as of the date delivered or so mailed or transmitted.

12.           COUNTERPARTS; HEADINGS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement. The headings contained in this Agreement are solely for the convenience of the parties, and are not intended to and do not limit, construe or modify any of the terms and conditions hereof.

13.           FACSIMILE; EMAIL. Signatures hereon which are transmitted via facsimile, email or other electronic image shall be deemed original signatures.

14.           REPRESENTATION BY COUNSEL; INTERPRETATION. Each party acknowledges that it or he has been represented by counsel in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BIORESTORATIVE THERAPIES, INC.

By:
Mark Weinreb, Chief Executive Officer

Joel San Antonio